Exhibit 99.1

FOR IMMEDIATE RELEASE August 19, 2010	For More Information Contact: Susan Knight, Chief Financial Officer (952) 937-4000

MTS Announces $25 Million Accelerated Share Purchase Program

Eden Prairie, Minn., August 19, 2010 – MTS Systems Corporation (NASDAQ: MTSC) today announced that it has entered into an agreement with JPMorgan Chase Bank to purchase $25 million of the Company’s common stock in an accelerated share purchase program. On May 26, 2010, the MTS Board of Directors authorized up to $30 million of purchases under this program. As of today, the Company has approximately 1.5 million shares eligible for purchase. The transaction will be funded from cash on hand.

“This plan continues our commitment to maintain a balanced approach to returning capital to shareholders while preserving financial flexibility to invest in our internal growth initiatives,” said Laura B. Hamilton, chair and chief executive officer. “We believe MTS stock is currently a good value, and we are taking this action to reward our long-term shareholders.”

Under terms of the agreement, MTS will purchase approximately 0.9 million shares immediately from JPMorgan, which will borrow the shares sold to the Company, and will purchase shares in the open market to settle its borrowings.  The Company’s purchase is subject to, among other things, a financial adjustment based on the discounted volume-weighted average price of the shares subsequently purchased by JPMorgan over the course of the purchase period.

About MTS Systems Corporation
MTS Systems Corporation is a leading global supplier of test systems and industrial position sensors. The Company’s testing hardware and software solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’s high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 2,015 employees and revenue of $409 million for the fiscal year ended October 3, 2009. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected.  The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In addition to the factors discussed above, other important risk factors are delineated in the Company’s most recent SEC Form 10-Q and 10-K filings.